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                                 EXHIBIT (99-5)




          Directors and Officers (Fourth) Liability Binder of Insurance

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[AWA LOGO]  ALLIED WORLD ASSURANCE COMPANY, LTD
The Bermuda Commercial Bank Building - 43 Victoria Street - Hamilton HM 12, Bermuda - TEL 441-278-5400 - FAX 441-296-3428

                               BINDER CONFIRMATION

TO:                                             FROM:
Jerry Rivers                                    James Perry

COMPANY:                                        DATE:
Park (Bermuda) Ltd.                             7/9/2003

ADDRESS:                                        NO. OF PAGES: 4
         Bermuda

Insured Name:                  THE PROCTER & GAMBLE COMPANY
Insured Address:               One Procter & Gamble Plaza, Cincinnati, OH  45202

It is hereby understood and agreed that coverage is bound as follows:

Insurance Company:                Allied World Assurance Company Ltd.

Issuing Carrier:                  Allied World Assurance Company Ltd.

Underwriter:                      James Perry

Type of Insurance:                Directors and Officers (1/03) Excess Liability

Policy Form:                      Follow Form

AWAC Policy Form:                 D and O (1/03)

Policy Trigger:                   Claims Made

Policy Number:                    C000539/002

Policy Period:                    6/30/2003 to 6/30/2004

Currency:                         United States Dollars ($)

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                                                                               2


Covered Layer Limits:               US$ 25,000,000            Per Claim
                                    US$ 25,000,000            Annual Aggregate

                                    Excess of

                                    US$ 75,000,000             Per Claim
                                    US$ 75,000,000             Annual Aggregate


Pending or Prior
Litigation Date:                    6/30/2002

AWAC Participation of
Covered Layer Limits:               100.00%

AWAC Limits:                        US$ 25,000,000

AWAC Premium:                       US$ 970,000

Commission:                         12.00%

Binder Expiry Date:                 30 days after date listed on page 1.

Applicable Endorsements:


Follow form:                        a) Company: Ace Bermuda (2nd excess)

                                    b) Policy No.: TBD

                                    c) Policy Period: 6/30/2003 to 6/30/2004

                                    d) Policy Limits:
                                    US$ 25,000,000        Per Claim
                                    US$ 25,000,000        Annual Aggregate

                                    e) Premium: US$  1,100,000

                                    f) Policy Form: D&O 5/96

                                    g) Endorsements: Follow the primary binder
                                       on endorsements

                                    Endorsements AWAC will not follow:

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                    1.   State Amendatory, Choice of Law, or Arbitration
                         Endorsements;

                    2. Underlying sub-limits, however we will recognize erosion

TERMS AND CONDITIONS:

1. This binder is strictly conditioned upon no material change in the risk occurring between the date of this letter and the inception date of the policy period listed on page one (including any claim or notice of circumstances which may be reasonably expected to give rise to a claim under any policy of which the policy being proposed by this letter is a renewal, replacement or excess of). In the event of such change in risk, the Insurer may at its sole discretion, whether or not this binder has already been accepted by the Insured, modify and/or withdraw this binder.

2. In the event any underlying policy contains terms and conditions more restrictive than the followed policy, then the Insurer's coverage shall under no circumstances be broader than the most restrictive terms and conditions contained in the followed policy or any underlying policy.

(Premium Payment)
3. Binding is subject to payment of premium on or before 15 calendar days after the inception of the policy period listed on page one or the policy will be cancelled automatically retroactively to the inception date.

(Taxes)
4. With respect to United Kingdom Insurance Premium Tax, any tax due is payable by the Insured, but collection is required by the Insurer as its agent. We are unable to determine what UKIPT, if any, is due. Please complete the UKIPT questionnaire and return to us prior to binding the insurance contract. If we do not receive same, the Insured shall be responsible to the United Kingdom authorities for any UKIPT monies and penalties due.

5. The premium payable to the insurer does not include any amount with respect to insurance premium taxes or excise taxes. Under the terms of the proposal, it is the obligation of the Insured to be liable for and pay any insurance premium taxes or excise taxes either itself or through its broker. Allied World Assurance Company, Ltd. will be indemnified and fully reimbursed by the Insured for the premium taxes (and costs associated with collection, including legal costs) in the event the insured or its broker fails to pay.

(Extended Reporting Period)
6. Unless specifically stated otherwise in the comments section of this document, the Extended Reporting Period will be 150% of the annual premium for 12 months. This cost of discovery, as a percentage of the annual premium, shall in no event be less than the highest percentage of any underlying policy.